Exhibit 99

MEREDITH THIRD QUARTER EARNINGS PER SHARE UP 15 PERCENT

Core earnings per share grow 10 percent

DES MOINES, IA (April 25, 2007) -- Meredith Corporation (NYSE: MDP), one of America's leading media and marketing companies, today announced third quarter fiscal 2007 results. Earnings per share grew 15 percent to $0.92, and net earnings increased to $45 million. Total revenues increased 4 percent to $410 million, including 7 percent growth in advertising revenues.

Core earnings per share for the third quarter grew 10 percent to $0.88 from $0.80, and core earnings grew to $44 million from $41 million. Core earnings for fiscal 2007 exclude a one-time tax benefit partially offset by restructuring charges. These are described in a press release issued on March 27, 2007, and in the attached Table 1 which reconciles core earnings to net earnings. For fiscal 2006, net and core earnings are the same.

"The highlights for the quarter were the very strong advertising performance of our Publishing Group properties and the outstanding growth in online revenues across the company," said Stephen M. Lacy, Meredith's President and Chief Executive Officer. "Our ongoing efforts to aggressively build our online presence and capabilities enabled us to double online revenues compared to the prior year quarter. Going forward, we will further expand these initiatives to serve increasing consumer demand for content delivered across multiple media platforms."

For the nine months, earnings per share grew 19 percent to $2.26, and net earnings increased to $111 million. Core earnings per share grew 17 percent to $2.22 from $1.90 a year ago, and core earnings increased to $109 million from $96 million a year ago. In the second quarter, the Company reported a $0.04 per share charge related to a bankruptcy of a book distributor, which is included in core earnings per share. (See Table 1 for a reconciliation of core earnings to net earnings.) Total revenues increased 3 percent to $1.2 billion, and advertising revenues increased 7 percent to $740 million.

OPERATING HIGHLIGHTS

Publishing Results

Publishing operating profit increased to $64 million in the third quarter of fiscal 2007, up from $61 million in the prior year quarter. Revenues increased to $330 million, up from $319 million in the prior year quarter.

Publishing advertising revenues grew 7 percent, including a mid-single digit increase in magazine advertising revenue. Better Homes and Gardens, More, Family Circle and Meredith's Special Interest Publications all delivered solid growth in advertising revenues and net advertising revenue per page in the quarter.

"The creative and sales enhancements made at Better Homes and Gardens are resonating with consumers and marketers alike," Lacy said. "Family Circle and More continued the success they have enjoyed all fiscal year, with advertising revenues up more than 25 percent at each title in the quarter. Additionally, our special interest publications reported solid advertising revenue growth, up in the high-single digits for the quarter."

Meredith's women's service titles increased share in the quarter with 11 percent growth in advertising pages compared to a 5 percent increase for the women's service field category as a whole, according to the latest data from the Publishers Information Bureau.

Meredith's magazine-branded web sites posted excellent growth in the quarter as well. Advertising revenues were up more than 50 percent. Traffic increased significantly with unique visitors and page views both up more than 10 percent. Online subscription orders also increased. Meredith secured more than 2 million online subscriptions through the first nine months of fiscal 2007, already surpassing total orders for all of fiscal 2006.

On March 29, Meredith unveiled a new Web 2.0 enhanced version of its highly popular Better Homes and Gardens web site (www.BHG.com). The redesigned portal features a host of new, highly interactive experiences - such as blogs, desktop widgets and wikis - and community sharing applications.

For the first nine months of fiscal 2007, Publishing operating profit was $146 million, flat compared to the prior-year period. Total Publishing revenues were up slightly to $944 million. Advertising revenues increased 2 percent to $476 million.

Broadcasting Results

Broadcasting operating profit was $20 million in the third quarter of fiscal 2007, up slightly from the year-ago period. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $27 million, up 2 percent over the prior-year period. Revenues increased 5 percent to $79 million, with both local and national advertising revenues increasing. During the quarter, Meredith Broadcasting invested a total of more than $1.7 million in news expansions, online enhancements and video initiatives.

Looking at the February 2007 rating book, Meredith Broadcasting continued to enhance its news position with the important adults ages 25-54 demographic:

  Five stations - Atlanta, Portland, Kansas City, Greenville and Las Vegas - posted gains for late newscasts, with Kansas City up 46 percent, Atlanta up 29 percent and Greenville up 26 percent;
  Four stations - Phoenix, Portland, Hartford and Las Vegas - posted gains for morning newscasts, with Las Vegas up 85 percent and Phoenix up 50 percent; and
  Six stations - Atlanta, Phoenix, Portland, Kansas City, Greenville and Las Vegas - increased sign-on to sign-off ratings, with Atlanta and Kansas City both up more than 30 percent.

"The results of the February book reflect growth in our local station brands and news programming, which are the keys to attaining higher ratings, increasing market share and generating more revenues," said Lacy. "This combination of strong local brand franchises and solid execution of our news content strategies is reflected in the growth we are experiencing in both late and morning news at many of our stations."

For the first nine months of fiscal 2007, Broadcasting operating profit grew 33 percent to $79 million. EBITDA was up 26 percent to $97 million, while EBITDA margin was 36.3 percent compared to 33.3 percent in the prior-year period. (See Table 2 for a reconciliation.) Revenues increased 15 percent to $267 million. Meredith generated a record $33 million in net political advertising revenues through the first nine months of fiscal 2007.

Broadband Initiative

Concurrent with the relaunch of BHG.com, Meredith introduced its first-ever broadband network - Better.tv. It features more than 20 channels of original video content and programming on subjects such as cooking, decorating and health. The network draws on the assets of Meredith's extensive portfolio of magazines, television stations, books, special interest publications, websites and live events.

Better.tv's original programming is created in New York, Des Moines, and Portland, OR, by Meredith Video Solutions, the Company's in-house production unit. Programs and videos featured on Better.tv range in length from 2 to 30 minutes. Meredith is monetizing Better.tv through advertising revenues from video commercials, sponsorships, banner advertisements and product integration.

"Better.tv is an excellent example of how we are combining the brands and content of our Publishing Group with the production capabilities and expertise of our Broadcasting Group," Lacy said. "We will continue to be very active in the online and broadband space. In early fiscal 2008, we will launch a new parenthood portal under the Parents.com brand and also unveil a new multi-platform broadband channel, ParentsTV."

OTHER FINANCIAL INFORMATION

Net interest expense decreased to $6 million in the third quarter of fiscal 2007 from $7 million in the prior-year period. The Company has retired $65 million of debt in the first three quarters of fiscal 2007.

Unallocated corporate expenses were lower in the quarter due primarily to timing issues. Meredith expects unallocated corporate expenses to approximate $35 million for the full fiscal year.

For the nine months of fiscal 2007, capital expenditures were $29 million, up $8 million compared to the year-ago period, primarily due to the new station facility in Hartford.

Meredith increased free cash flow 14 percent to $125 million in the first nine months of fiscal 2007, compared to $110 million for the year-ago period. The Company defines free cash flow as net earnings, plus depreciation, amortization and non-cash special items, less capital expenditures. (Refer to Table 2 for a reconciliation.)

Meredith repurchased approximately 950,000 shares in the first nine months of fiscal 2007 as part of its ongoing share repurchase program. In the prior year period, the Company repurchased approximately 920,000 shares.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

At this time, Meredith expects to grow earnings per share approximately 14 percent to $3.26 in fiscal 2007, consistent with guidance provided throughout the fiscal year. Fourth quarter earnings per share from continuing operations are expected to approximate $1.04.

Publishing advertising revenues for the fourth fiscal quarter are currently up in the low single-digits led by Better Homes and Gardens, Family Circle and More partially offset by continued weakness at Meredith's parenthood titles. Broadcast pacings, which are a snapshot in time and change frequently, are currently running down in the mid to high single-digits.

A number of uncertainties remain that may affect our outlook as stated in this press release for results in the fourth fiscal quarter. These include overall advertising volatility, the performance of the Company's retail businesses, paper prices, and postal rates. These and other uncertainties are referenced below under "Safe Harbor" and in certain of the Company's SEC filings.

Meredith plans to provide fiscal 2008 guidance concurrent with its presentation at the Mid-Year Media Review in June 2007.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on April 25, 2007, at 11:00 a.m. ET (10:00 a.m. CT) to discuss fiscal third quarter results. A live webcast will be accessible to the public on the Company's website www.meredith.com, and a replay will be available for one week after the conference call. A transcript of the conference call will be available within 48 hours following the conference call on the www.meredith.com, and will be available for at least 12 months following the conference call.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA and free cash flow are common supplemental measures of performance used by investors and financial analysts. Management believes that EBITDA and free cash flow provide additional analytical tools to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA or free cash flow as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.

Core earnings and core earnings per share are supplemental non-GAAP financial measures that exclude one-time items that are not expected to recur and are not reflective of the Company's core business activities. While core earnings and core earnings per share are not a substitute for reported earnings results under GAAP, Management believes this information is useful as an aid in better understanding the Company's current performance, performance trends, and financial condition.

Reconciliations of non-GAAP to GAAP measures are included in Table 1 and Table 2. The attached financial statements and reconciliation tables will be made available on the Company's web site (www.meredith.com/investors/index.html). Please click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings, and publishing advertising revenues, along with the Company's earnings per share outlook for the fourth quarter of fiscal 2007 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing, and/or television viewing patterns; increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequence of acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group features 25 subscription magazines - including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and More - and publishes over 200 special interest publications under approximately 80 titles. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix, and Portland.

Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart, and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes more than 30 web sites and strategic alliances with leading Internet destinations. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

Shareholder and Financial Analyst Contact
Suku Radia, Chief Financial Officer, 515.284.3603; suku.radia@meredith.com

Media Contact
Art Slusark, Vice President - Corporate Communications, 515.284.3404; art.slusark@meredith.com

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

Three Months				Nine Months
Period ended March 31,	2007	2006	Change	2007	2006	Change
(In thousands except per share data)
Revenues
Advertising	$244,374	$227,843	7.3%	$740,435	$693,214	6.8%
Circulation	93,614	95,888	(2.4)%	260,207	278,468	(6.6)%
All other	71,845	71,193	0.9%	211,009	199,490	5.8%
Total revenues	409,833	394,924	3.8%	1,211,651	1,171,172	3.5%
Operating expenses
Production, distribution and editorial	167,364	157,908	6.0%	503,213	499,062	0.8%
Selling, general and administrative	153,065	152,081	0.6%	474,530	457,571	3.7%
Depreciation and amortization	11,481	11,290	1.7%	33,939	34,202	(0.8)%
Special items	12,706	-	-	12,706	-	-
Total operating expenses	344,616	321,279	7.3%	1,024,388	990,835	3.4%
Income from operations	65,217	73,645	(11.4)%	187,263	180,337	3.8%
Interest income	502	412	21.8%	1,172	779	50.4%
Interest expense	(6,561)	(7,437)	(11.8)%	(21,333)	(23,361)	(8.7)%
Earnings before income taxes	59,158	66,620	(11.2)%	167,102	157,755	5.9%
Income taxes	13,849	25,979	(46.7)%	56,270	61,524	(8.5)%
Net earnings	$45,309	$40,641	11.5%	$110,832	$96,231	15.2%

Basic earnings per share	$0.94	$0.82	14.6%	$2.31	$1.95	18.5%
Basic average shares outstanding	48,170	49,524	(2.7)%	48,024	49,361	(2.7)%

Diluted earnings per share	$0.92	$0.80	15.0%	$2.26	$1.90	18.9%
Diluted average shares outstanding	49,300	50,852	(3.1)%	49,055	50,747	(3.3)%

Dividends paid per share	$0.185	$0.160	15.6%	$0.505	$0.440	14.8%

Meredith Corporation and Subsidiaries
Segment Information - Unaudited

Three Months				Nine Months
Period ended March 31,	2007	2006	Change	2007	2006	Change
(In thousands)
Revenues
Publishing	$330,398	$319,011	3.6%	$944,215	$938,954	0.6%
Broadcasting
Non-political advertising	78,035	72,200	8.1%	231,360	225,607	2.6%
Political advertising	436	664	(34.3)%	33,041	828	NM
Other revenues	964	3,049	(68.4)%	3,035	5,783	(47.5)%
Total broadcasting	79,435	75,913	4.6%	267,436	232,218	15.2%
Total revenues	$409,833	$394,924	3.8%	$1,211,651	$1,171,172	3.5%

Operating profit
Publishing	$64,417	$61,366	5.0%	$146,111	$146,289	(0.1)%
Broadcasting	20,292	20,073	1.1%	78,516	59,141	32.8%
Unallocated corporate	(6,786)	(7,794)	12.9%	(24,658)	(25,093)	1.7%
Special items	(12,706)	-	-	(12,706)	-	-
Income from operations	$65,217	$73,645	(11.4)%	$187,263	$180,337	3.8%

Depreciation and amortization
Publishing	$4,701	$4,637	1.4%	$13,869	$14,120	(1.8)%
Broadcasting	6,324	6,036	4.8%	18,608	18,197	2.3%
Unallocated corporate	456	617	(26.1)%	1,462	1,885	(22.4)%
Total depreciation and amortization	$11,481	$11,290	1.7%	$33,939	$34,202	(0.8)%

EBITDA[1]
Publishing	$69,118	$66,003	4.7%	$159,980	$160,409	(0.3)%
Broadcasting	26,616	26,109	1.9%	97,124	77,338	25.6%
Unallocated corporate	(6,330)	(7,177)	11.8%	(23,196)	(23,208)	0.1%
Total EBITDA	$89,404	$84,935	5.3%	$233,908	$214,539	9.0%

1 EBITDA is earnings before interest, taxes, depreciation, and amortization and excludes special items.
NM - Not meaningful

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	(Unaudited) March 31, 2007	June 30, 2006
Assets
Current assets
Cash and cash equivalents	$50,759	$30,713
Accounts receivable, net	270,841	239,368
Inventories	58,951	52,032
Current portion of subscription acquisition costs	78,647	79,565
Current portion of broadcast rights	16,045	12,498
Other current assets	14,991	17,344
Total current assets	490,234	431,520
Property, plant, and equipment	442,040	417,831
Less accumulated depreciation	(241,045)	(223,033)
Net property, plant, and equipment	200,995	194,798
Subscription acquisition costs	68,114	74,538
Broadcast rights	11,307	13,412
Other assets	80,921	81,218
Intangible assets, net	796,193	806,264
Goodwill	459,766	438,925
Total assets	$2,107,530	$2,040,675

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$100,000	$50,000
Current portion of long-term broadcast rights payable	16,952	14,744
Accounts payable	76,621	79,892
Accrued expenses and other liabilities	151,812	118,972
Current portion of unearned subscription revenues	199,913	200,338
Total current liabilities	545,298	463,946
Long-term debt	400,000	515,000
Long-term broadcast rights payable	20,597	21,755
Unearned subscription revenues	173,547	169,494
Deferred income taxes	147,639	125,049
Other noncurrent liabilities	43,532	47,327
Total liabilities	1,330,613	1,342,571
Shareholders' equity
Common stock	38,786	38,774
Class B stock	9,308	9,417
Additional paid-in capital	56,994	56,012
Retained earnings	678,332	599,413
Accumulated other comprehensive loss	(1,818)	(2,077)
Unearned compensation	(4,685)	(3,435)
Total shareholders' equity	776,917	698,104
Total liabilities and shareholders' equity	$2,107,530	$2,040,675

Meredith Corporation and Subsidiaries Condensed Consolidated Statements of Cash Flows - Unaudited

Nine Months ended March 31,	2007	2006
(In thousands)
Net cash provided by operating activities	$170,450	$116,545

Cash flows from investing activities
Acquisitions of businesses	(15,456)	(359,465)
Additions to property, plant and equipment	(29,014)	(20,829)
Proceeds from disposition of assets	-	2,500
Net cash used in investing activities	(44,470)	(377,794)

Cash flows from financing activities
Proceeds from issuance of long-term debt	115,000	490,000
Repayments of long-term debt	(180,000)	(220,000)
Purchases of Company stock	(48,372)	(47,233)
Proceeds from common stock issued	29,486	27,895
Dividends paid	(24,312)	(21,758)
Excess tax benefits from share-based payments	2,264	18,804
Other	-	(703)
Net cash provided by (used in) financing activities	(105,934)	247,005

Net increase (decrease) in cash and cash equivalents	20,046	(14,244)
Cash and cash equivalents at beginning of period	30,713	29,788
Cash and cash equivalents at end of period	$50,759	$15,544

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures					Table 1

CORE EARNINGS
Core earnings, which is reconciled to net earnings in the following tables, is defined as net earnings adjusted for certain one time items.

	Three Months		Nine Months
Period ended March 31,	2007	2006	2007	2006
(In thousands)
Core earnings	$43,621	$40,641	$109,144	$96,231
Special items, net of tax [1]	(7,713)	-	(7,713)	-
Tax settlement [2]	9,401	-	9,401	-
Net earnings	$45,309	$40,641	$110,832	$96,231

CORE EARNINGS PER SHARE
Core earnings per share, which is reconciled to diluted earnings per share in the following tables, is defined as diluted earnings per share adjusted for certain one time items.

	Three Months		Nine Months
Period ended March 31,	2007	2006	2007	2006
(In thousands)
Core earnings per share	$0.88	$0.80	$2.22	$1.90
Special items, net of tax [1]	(0.15)	-	(0.15)	-
Tax settlement [2]	0.19	-	0.19	-
Diluted earnings per share	$0.92	$0.80	$2.26	$1.90

1 Special items consist of a restructuring charge of $9.9 million ($6.0 million after tax) and a non-cash impairment charge of $2.8 million ($1.7 million after tax). The restructuring charge includes the write-down of various assets of Child magazine of $6.2 million, severance and benefit costs of $3.4 million, and other accruals of $0.3 million.  The non-cash impairment charge reduced goodwill and other identifiable intangible assets of our broadcast station in Chattanooga, TN, to their fair value less cost to sell.

2 An income tax benefit of $9.4 million was recognized in the third quarter of fiscal 2007 related to the reversal of previously recorded taxes resulting from the resolution of a tax contingency related to a loss on the sale of stock in Craftways, a business sold in fiscal 2003. Recognition of the benefit was deferred until tax-related contingencies were resolved.

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures								Table 2

EBITDA
Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings before interest, taxes, depreciation and amortization and does not include special items.
Segment EBITDA is a measure of segment earnings before depreciation and amortization.
Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three months ended March 31, 2007				Nine months ended March 31, 2007
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 330,398	$ 79,435	$ -	$ 409,833	$ 944,215	$ 267,436	$ -	$1,211,651

Operating profit excluding special items	$ 64,417	$ 20,292	$ (6,786)	$ 77,923	$ 146,111	$ 78,516	$ (24,658)	$ 199,969
Depreciation and amortization	4,701	6,324	456	11,481	13,869	18,608	1,462	33,939
EBITDA	$ 69,118	$ 26,616	$ (6,330)	89,404	$ 159,980	$ 97,124	$ (23,196)	233,908
Less:
Depreciation and amortization				(11,481)				(33,939)
Special items				(12,706)				(12,706)
Net interest expense				(6,059)				(20,161)
Income taxes				(13,849)				(56,270)
Net earnings				$ 45,309				$ 110,832

Segment EBITDA margin	20.9%	33.5%			16.9%	36.3%

	Three months ended March 31, 2006				Nine months ended March 31, 2006
			Unallocated				Unallocated
	Publishing	Broadcasting	Corporate	Total	Publishing	Broadcasting	Corporate	Total
(In thousands)
Revenues	$ 319,011	$ 75,913	$ -	$ 394,924	$ 938,954	$ 232,218	$ -	$1,171,172

Operating profit	$ 61,366	$ 20,073	$ (7,794)	$ 73,645	$ 146,289	$ 59,141	$ (25,093)	$ 180,337
Depreciation and amortization	4,637	6,036	617	11,290	14,120	18,197	1,885	34,202
EBITDA	$ 66,003	$ 26,109	$ (7,177)	84,935	$ 160,409	$ 77,338	$ (23,208)	214,539
Less:
Depreciation and amortization				(11,290)				(34,202)
Net interest expense				(7,025)				(22,582)
Income taxes				(25,979)				(61,524)
Net earnings				$ 40,641				$ 96,231

Segment EBITDA margin	20.7%	34.4%			17.1%	33.3%

				Table 2 continued
FREE CASH FLOW
Free cash flow, which is reconciled to net earnings in the following tables, is defined as net earnings plus depreciation, amortization, and non-cash special items less capital expenditures.

	Three Months		Nine Months
Period ended March 31,	2007	2006	2007	2006
(In thousands)
Free cash flow	$56,048	$46,107	$124,760	$109,604
Depreciation and amortization	(11,481)	(11,290)	(33,939)	(34,202)
Non-cash special items	(9,003)	-	(9,003)	-
Capital expenditures	9,745	5,824	29,014	20,829
Net earnings	$45,309	$40,641	$110,832	$96,231